Exhibit 10.20

Final Version

SAMSON RESOURCES CORPORATION

November [    ], 2012

[NAME]

[ADDRESS]

Re:	Consulting Engagement

Dear [NAME]:

This letter will confirm our agreement of the following matters:

1.	Engagement. RPM Energy Management LLC (“RPM”) and its employees served as a consultants and advisors to Samson Resources Corporation (“Samson”) and its subsidiaries (together with Samson, the “Company”) pursuant to that certain engagement letter agreement dated December 21, 2011, between RPM and Kohlberg, Kravis, Roberts & Co. L.P. (“KKR”) (as amended, the “Engagement Letter”). Samson has assumed all obligations of KKR under the Engagement Letter. You (the “Consultant”), as a current or former employee of RPM, have personally assisted the Company with optimizing and implementing the business and operating plan of the Company under the Engagement Letter and during the term of this agreement, as may be agreed upon by the Consultant and Samson in a writing executed by the Consultant and Samson which expressly acknowledges such services are to be performed pursuant to the terms of this Consulting Agreement, the Consultant will perform and provide further services as may be agreed upon by the Consultant and Samson (such services that were performed by the Consultant in its capacity as an employee of RPM pursuant to the Engagement Letter and any services performed under the terms of this Consulting Agreement after the date hereof, collectively, the “Services”). Samson hereby acknowledges and agrees that any services provided by Consultant after the date hereof pursuant to the terms hereof shall only be deemed Services performed hereunder to the extent such services are expressly stated as such in a writing executed by Samson and Consultant and, to the extent Consultant provides services to Samson after the date hereof in the course of Consultant performing his or her duties to his or her employer (which employer has been separately retained to provide such services to Samson) then any such services performed by Consultant in the course of his or her employment shall not be deemed Services performed pursuant to the terms hereof.

2.	Term.

(a) This Consulting Agreement is effective as of December 21, 2011, and will remain in effect until December 21, 2015 unless terminated on five (5) days written notice by the Company.

(b) In addition, either party may terminate this Consulting Agreement immediately upon written notice to the other party in the event such other party materially breaches this Consulting Agreement.

(c) Notwithstanding any of Section 2(a) or (b) above, this Consulting Agreement shall terminate upon (i) a Change of Control (as defined below) or (ii) upon any event or series of events after which Samson is no longer an Affiliate of KKR. For purposes of this Consulting Agreement, “Change of Control” means (i) the sale of all or substantially all (i.e., at least 80%) of the assets (in one

[NAME OF CONSULTANT]

transaction or a series of related transactions) of Samson, a corporation controlled by Affiliates of KKR, Itochu Corporation, Natural Gas Partners L.P. and Crestview Partner L.P. (together, the “Sponsors”) or Samson Investment Company (“SIC”), as applicable, to any “Person” (as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended or any successor act thereto) (or group of Persons acting in concert), other than to the Sponsors or their Affiliates; or (ii) a merger, recapitalization or other sale (in one transaction or a series of related transactions) by Samson, the Sponsors or any of their respective Affiliates (which includes for the avoidance of doubt SIC), to a Person (or group of Persons acting in concert) of equity interests or voting power that results in any Person (or group of Persons acting in concert) (other than the Sponsors or their Affiliates) owning more than 50% of the equity interests or voting power of Samson or SIC, as applicable (or any resulting company after a merger). For the avoidance of doubt, none of an initial public offering, stock dividend, stock split or any other similar corporate event shall alone constitute a Change in Control. For purposes of this Section 2(c), “Affiliate” means, in respect of a Person, each entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.

3.	Consideration. As consideration for the Services rendered by the Consultant, Samson will issue to the Consultant [ ] options to purchase shares of common stock, par value $0.01 per share, of Samson at a strike price of $5.00/share (the “Options”).

4.	Standard of Service.

(a) The Consultant shall perform any Services agreed to by Samson and the Consultant under this Consulting Agreement in a professional and workman-like manner, and in accordance with any directions of Samson and in accordance with all applicable laws.

(b) Other than with respect to the services provided as an employee of RPM or pursuant to the Amended and Restated Master Management Services Agreement between KKR and RPM, dated as of October 15, 2012 or any similar agreement entered into pursuant to the terms thereof, if an engagement on behalf of another client of the Consultant would reasonably be expected to (i) give rise to a conflict of interest in respect of the Consultant’s Services for the Company or (ii) result in the release of trade secrets or other proprietary or confidential information relating to the Company, the Consultant shall not accept such engagement, unless, prior to accepting such engagement, the Consultant informs the Company of such other client, and such other engagement and the conflict of interest in reasonable detail, and a duly authorized officer of the Company waives such conflict in writing.

5.	Compliance.

(a) The Consultant represents and warrants that, other than with respect to the services provided pursuant to the Amended and Restated Master Management Services Agreement between KKR and RPM, dated as of October 15, 2012 or any similar agreement entered into pursuant to the terms thereof, the Consultant is not subject to any contractual or other obligation that would limit or prohibit his ability to provide the Services contemplated by this agreement, including, without limitation, any non-compete or other obligations that the Consultant may owe to any former employer or other third-party. The Consultant agrees that as the Consultant is engaged as a consultant to the Company pursuant to the terms of this agreement, the Consultant shall not violate any law, regulation, agreement or other obligation the Consultant may be subject to or bound by from time to time.

[NAME OF CONSULTANT]

(b) The Consultant has not made and will not make (i) any unlawful contribution, gift, or provide any entertainment to any foreign or U.S. government official or employee; (ii) any payment or take any action that violates or would be in violation of any provision of any federal, state or local or other applicable domestic or foreign law, rule or regulation regarding illegal payments or corrupt practices, or any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) (in the case of the FCPA, if any of such persons had been or were subject to the FCPA, even if they are not currently so subject); or (iii) any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(c) To the extent applicable, the Consultant is and has been at all times in compliance with the financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and with the money laundering statutes of all other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Consultant with respect to such laws is pending or, to the knowledge of the Consultant, threatened.

(d) The Consultant is not currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(e) The Consultant agrees to certify the Consultant’s compliance with the provisions of this Section 5 if requested by the Company from time to time during the term of this Consulting Agreement.

6.	Confidentiality.

(a) The Consultant shall use all Confidential Information (as defined below) solely for the purpose of providing the Services. The Consultant must not use any of the Confidential Information, including, but not limited to, information about investment or trading decisions, for Consultant’s personal benefit or reveal to any other person, other than RPM, any information regarding securities or other transactions by the Company or the consideration by the Company of any transaction or investment idea that the Consultant may learn in the course of providing the Services. During and after the termination of this Consulting Agreement, the Consultant agrees to treat all Confidential Information strictly confidentially, and the Consultant will not disclose any Confidential Information to any person or entity, other than RPM, except the Consultant may disclose any such information (i) to authorized representatives of the Company, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by the Consultant in breach of this Consulting Agreement or by another source bound by an obligation of confidentiality, (iii) to the extent permitted by the Company in writing, or (iv) to any person or entity to the extent the law or legal process requires disclosure by the Consultant; provided that in the case of clause (iv), the Consultant first gives the Company prompt written notice of any such requirement, discloses no more information than is so required in the opinion of competent legal counsel, and cooperates fully with any efforts by the Company to obtain a protective order or similar confidential treatment for such information.

(b) “Confidential Information” means all confidential, proprietary or non-public information of, or concerning the business, operations, activities, personnel, training, finances, actual or potential investments, plans, personal lives, habits, history, compensation, clients, investors, business associations, know-how, business methods or otherwise of, (i) the Company (including but not limited to the Company’s parents and subsidiaries), and (ii) any director, officer, employee, member, partner, client, investor or business associate of the Company. Confidential Information expressly includes, without limitation, the Services contemplated by this Consulting Agreement and the terms of this Consulting Agreement.

[NAME OF CONSULTANT]

(c) The Consultant acknowledges that the Consultant is aware that applicable securities laws place certain restrictions on any person or entity who has received material, non-public information concerning a public company with respect to purchasing or selling securities of such public company or from communicating such information to any other person or entity and that Confidential Information may include such material, non-public information. The Consultant agrees that the Consultant will comply with such securities laws and, if requested by the Company, agrees to certify to the Company the Consultant’s compliance with such securities law from time to time.

(d) The Consultant understands that the Consultant will never be able to disclose (including, without limitation, to write about, provide, or use in any way at any time any Confidential Information that is or becomes part of the basis for, or is used in any way in connection with, any part of any book, magazine, newspaper or internet article, any interview or is otherwise published in any media of any kind utilizing any technology now known or created in the future) in any fashion any Confidential Information of which the Consultant became aware during his engagement with the Company unless otherwise provided for in this Consulting Agreement.

(e) Upon termination of this Consulting Agreement, the Consultant agrees to (i) permanently cease and not thereafter use any Confidential Information or Work Product (as defined below), (ii) promptly deliver to the Company or, at the Company’s option, destroy, delete or expunge, all originals and copies of any Confidential Information and Work Product in any form or medium in his possession or control, (iii) cooperate with the Company regarding the delivery or destruction of any other Confidential Information or Work Product of which the Consultant is aware, and (iv) certify the Consultant’s compliance to the Company in writing with the foregoing matters.

(f) Notwithstanding anything to the contrary, the Consultant agrees the Consultant will not, and the Company acknowledges that the Consultant will not, disclose to the Company any confidential information that the Consultant is prohibited by applicable law, contract or fiduciary obligation from disclosing.

7.	Works Made for Hire. The Consultant agrees that all work and deliverables that the Consultant prepares on behalf of the Company and its subsidiaries during the term of this Consulting Agreement, including but not limited to notes, drafts, scripts, documents, designs, inventions, data, presentations, research results, developments, reports, processes, programs and other materials, and all rights and intellectual property rights thereunder (collectively, “Work Product”), are works-made-for-hire owned exclusively by the Company. The Consultant hereby assigns to the Company any rights the Consultant may have in such Work Product and agrees that the Company will be deemed the sole author and owner of any copyrightable material and other intellectual property created under this Consulting Agreement.

8.	Independent Contractor.

(a) The Consultant is performing the Services contemplated in this Consulting Agreement as an independent contractor and not as an employee of the Company, and the Consultant shall not be entitled to receive any compensation, benefits or other incidents of employment from the Company including, among other things, participation in any hospital, medical, dental, or other group health, disability, and accident benefit plans, life insurance benefits, thrift plan benefits, vacation pay, paid time off or paid holidays, and coverage under the Company’s corporation insurance policies (workers compensation, unemployment, general liability, automobile liability and umbrella coverage).

[NAME OF CONSULTANT]

(b) The Consultant shall be responsible for all taxes and other expenses arising from the rendition of Services hereunder by the Consultant to the Company.

(c) Nothing in this Consulting Agreement shall be deemed to constitute a partnership, joint venture, or fiduciary relationship between the Company and the Consultant. The Consultant is not authorized to act as the Company’s agent or representative, and the Consultant agrees that the Consultant will not make any statement, representation or warranty to the contrary or commit the Company to any course of action with respect to third parties without the prior written consent of the Company.

9.	Survival. Notwithstanding Section 2 or any other provision in this Consulting Agreement to the contrary, no termination of this Consulting Agreement will affect the matters set out in Sections 6, 7, 8, 9, 10 and 11 of this Consulting Agreement, or any sub-articles to said Sections, all of which shall survive indefinitely after the termination of this Consulting Agreement, or Section 4(c), which shall survive the termination of this Consulting Agreement to the extent contemplated by such section.

10.	Miscellaneous. The Consultant may not assign, subcontract or delegate any part of this Consulting Agreement without the Company’s prior written approval. Any assignment, subcontract or delegation without the Company’s prior written approval is null and void. The Company may assign any part of this Consulting Agreement to any parent or subsidiary of the Company without the consent of the Consultant; provided that the Company shall remain obligated for the performance of this Consulting Agreement by such parent or subsidiary. This Consulting Agreement contains the entire agreement among the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This Consulting Agreement may not be amended except by a writing executed by each of the parties hereto. If any part of this Consulting Agreement is found to be unenforceable, the rest of this Consulting Agreement will remain in full force and effect, and the unenforceable part will be reformed to give the greatest effect to the parties’ original intent. Any waiver of, or consent pursuant to, any provision of this Consulting Agreement must be in writing and is effective only to the extent specifically set forth therein. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right hereunder. References to “herein,” “hereto” or words of similar import refer to the entire Consulting Agreement and not to only one provision. References to the pronoun “his” shall also refer to “her” or “its” as the context may require. Any rule of construction based on the identity of the party who drafted this Consulting Agreement shall be disregarded. This Consulting Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. In case of any conflict between this Consulting Agreement and any statement of work, invoice or other document delivered in connection hereto, this Consulting Agreement shall prevail unless specifically referenced in a document signed by both parties to amend this Consulting Agreement.

11.	Governing Law. This Consulting Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (without regard to the conflict of law provisions that would apply the laws of another jurisdiction). Each party hereby consents to the jurisdiction of the state courts of, and the federal courts located in the State of Texas for any action, suit or proceeding brought with respect to any matter concerning this Consulting Agreement. Each party waives any objection that venue in such courts is for any reason improper or inconvenient. Each party waives the right to a trial by jury for any action, suit or proceeding brought with respect to any matter concerning this Consulting

[NAME OF CONSULTANT]

Agreement. The Consultant acknowledges that damages for any breach of certain provisions of this Consulting Agreement would be difficult to determine and inadequate to remedy the harm caused to the Company, and the Consultant agrees that the Company shall be entitled to specific performance of the terms of Sections 6 and 7 and other provisions of this Consulting Agreement, in addition to any other remedy that may be available at law or equity.

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[NAME OF CONSULTANT]

Please countersign and return the enclosed copy, whereupon this letter will constitute a binding agreement between the Company and the Consultant.

Sincerely,

SAMSON RESOURCES CORPORATION

By:
Name:
Title:

Agreed to and accepted as of the date first set forth above:

[NAME OF CONSULTANT]

[CONSULTANT]

Date